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                                                                 EXHIBITS 5.1

July 30, 1998

Life Medical Sciences, Inc.
379 Thornall Street
Edison, New Jersey  08837

Ladies and Gentlemen:

     Reference is made to Post-Effective Amendment No. 1 on Form S-3 (the "Amendment") to the Registration Statements, on Form S-1, File Nos. 33-49008, and 33-64908, filed by Life Medical Sciences, Inc. (the "Company") with the Securities and Exchange Commission relating to (a) the issuance and sale by the Company of an aggregate of 4,768,059 shares of its common stock, $.001 par value per share (the "Common Stock"), issuable upon exercise of (i) 1,650,000 outstanding Redeemable Class A Warrants (the "Class A Warrants"), (ii) 1,650,000 Redeemable Class B Warrants (the "Class B Warrants") underlying the Class A Warrants, and (iii) 1,150,000 outstanding Class B Warrants and (b) the offer (the "Exercise Offer") by the Company to holders of all of its Class A Warrants and Class B Warrants to reduce the exercise prices of such Warrants for a certain period of time following the effective date of the Amendment. The Class A Warrants and Class B Warrants (collectively, the "Warrants") were issued pursuant to a warrant agreement, dated September 22, 1992, among the Company, D.H. Blair Investment Banking Corp. and American Stock Transfer & Trust Company ("AST&T") a warrant agreement, dated July 29, 1993, between the Company and AST&T, and an amendment to such warrant agreements, dated as of the date hereof, between the Company and AST&T (collectively, the "Warrant Agreements").

     As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that in our opinion the Common Stock issuable upon exercise of the Warrants, if and when paid for and issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreements, will be legally issued, fully paid and nonassessable.

     We are members of the New York Bar, and the opinion expressed herein is limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Amendment and to the references to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Amendment.

Very truly yours,

GRAHAM & JAMES LLP